Exhibit 10.1

June 8, 2011

Peter Chang

23 Riverside Drive,

Mansfield, MA 02048

Dear Peter:

We are pleased to extend our offer of employment to you as VP, Corporate Controller for GSI Group, Inc. (the “Company” or “GSI”) reporting to Robert Buckley, Chief Financial Officer. Your employment will commence on the date set forth on the signature page and you will be based at the Company’s headquarters in Bedford, Massachusetts.

Your starting base salary rate will be $8,846.15 biweekly, which is an annual rate of $230,000.00.

In addition to your base salary, you will be eligible to participate in an annual performance incentive bonus plan with an On-Target bonus opportunity of 40% of your annual base salary at 100% achievement of your assigned goals. Payment of this bonus will be based upon objectives which will be set by the Company after the start of your employment; and will be prorated for your partial-year service in 2011. No incentive payments will be paid unless you are actively employed by the Company at the time incentive payments are made.

Since you will be a key contributor to the growth and success of the Company, you will be eligible to participate in the Company’s 2010 Incentive Award Plan. Upon acceptance of this offer, I will recommend to the Board of Directors that you be awarded a grant of 12,000 restricted stock units of GSI Group Inc. stock, subject to the terms of the Company’s 2010 Incentive Award Plan and a written award agreement to be entered into between you and the Company. A copy of the 2010 Incentive Award Plan and your individual award agreement will be provided under separate cover.

In addition, you will be eligible to annual equity award, commencing after fiscal year 2011, with a value equal to 50% of your annual base salary in each applicable year of your employment. The form and terms and conditions of each annual equity award shall be determined by the Company.

In accordance with the policies of the Company, you will be eligible to participate in the Company’s benefit programs, which currently include health, dental, vision, life, accidental death and dismemberment, disability insurance, 401(k), holidays and vacation. You will be eligible to accrue vacation time at the rate of three (3) weeks per year. In addition, you will accrue Personal Need Time at the rate of six (6) days per year. Should you have any questions regarding the benefit programs, please do not hesitate to contact Carole Leavitt, Human Resources Manager.

This offer is contingent upon your ability to satisfy the requirements of the Immigration Reform and Control Act of 1986, as well as the absence of any non-compete or other agreement, which would limit your ability to perform this assignment and pending the outcome of your background check. All employees are required to sign a confidentiality agreement, the Company’s Code of Ethics and Foreign Corrupt Practices Act Policy as a condition of employment.

You can find a copy of the Code of Ethics and Business Conduct at www.gsig.com/about or you may obtain a written copy from the undersigned or any Human Resources representative. You agree that your employment with GSl is at-wiil and not for any definite term or duration. Either you or GSI may terminate such employment at any time.

This offer is valid until close of business Monday, June 13, 2011. We look forward to welcoming you to GSl as a full-time member of the Corporate Finance organization and wish you success with the Company.

If you have any questions or concerns, do not hesitate to call me. Please sign below and return this letter to me if you wish to accept the offer of employment.

Sincerely,

/s/ Robert Buckley Robert Buckley Chief Financial Officer	/s/ Peter Chang Peter Chang
6/20/2011 Start Date